UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2010

MetroCorp Bancshares Inc.
(Exact name of registrant as specified in its charter)

Texas	000-25141	76-0579161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9600 Bellaire Boulevard, Suite 252 Houston, Texas	77036
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (713) 776-3876

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

On September 16, 2010, MetroCorp Bancshares, Inc., a Texas corporation (the "Company"), sold 954,000 shares of its common stock, $1.00 par value per share, to an accredited investor. The purchase price of $3.00 per share was approved by the Board of Directors of the Company on August 27, 2010 and was based upon an amount equal to 110% of the average closing price per share of the Company's common stock on The Nasdaq Global Market for the 15 trading days ending on and including July 30, 2010. The Company received net proceeds from the sale of these shares of approximately $2.86 million and plans to use the net proceeds for general corporate purposes.

The shares of the Company's common stock sold in the Private Placement were issued in reliance upon exemptions from registration available under Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), and are "restricted securities". The Company relied upon information provided by the purchaser, including representations and warranties in the subscription agreement, to comply with the exemption from registration under Rule 506 of the Securities Act.

The Company's press release, dated September 17, 2010, regarding the Private Placement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following is filed as an exhibit to this Current Report on Form 8-K:

Exhibit Number	Description of Exhibit

99.1	Press Release dated September 17, 2010 issued by MetroCorp Bancshares, Inc.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MetroCorp Bancshares Inc.
Dated: September 17, 2010	By:	/s/ GEORGE M. LEE George M. Lee Executive Vice Chairman, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

99.1	Press Release dated September 17, 2010 issued by MetroCorp Bancshares, Inc.